EXHIBIT 10.1

Pioneer Bancorp, Inc. Targeted Incentive Plan (TIP)

Pioneer Bancorp Inc. Targeted Incentive Plan

Purpose:
This Targeted Incentive Plan (the “TIP” or the “Plan”) is intended to provide an incentive to motivate eligible executives of Pioneer Bancorp, Inc. (the “Company”) and its subsidiaries, for the annual execution of business objectives, alignment of interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives. The Plan is for the benefit of Covered Executives (as defined below) and administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”).
Covered Executives:
Participation is limited to the Chief Executive Officer (the “CEO”) and the executive officer positions as set forth by the Committee (the “Covered Executives”).  The Covered Executives are those employees recommended by the CEO and approved by the Committee to participate in the Plan. The Committee retains the discretion to include as a participant any otherwise-eligible employee hired or promoted after the commencement of a Plan Year (as defined below).
Effective Date, Plan Year:
The Plan is in effect as of January 1st each year and ends on December 31st each year (the “Plan Year”) unless terminated or modified in accordance with the terms of the Plan. Participation in this Plan does not change the “at will” nature of a Covered Executive’s employment with the Company.
Eligibility:
Annually, the Committee will approve the list of Covered Executives.  An employee who is hired into a position identified in the Plan as a Covered Executive subsequent to the commencement of the Plan Year may be deemed eligible by the Committee for participation in the Plan until October 1st of the Plan Year.
A Covered Executive who transfers into or out of an eligible position with the Company during the Plan Year will be treated for purposes of eligibility as being in the position the Covered Executive holds on December 31st of the Plan Year. The CEO will recommend to the Committee the terms and conditions upon which such employee may participate during his or her partial year of eligibility. Unless otherwise specified, awards will be prorated for partial-year Covered Executives.
If a Covered Executive is on a performance improvement plan or similar counseling as of December 31st of the Plan Year, the Covered Executive is not eligible to receive a payout under the Plan.
Covered Executives are not eligible to participate in other short-term, annual cash incentive plans or programs offered by the Company while serving as a Covered Executive pursuant to the Plan.
Active Participation:
An Early Termination Event under the Plan shall be defined as the Covered Executive’s death, permanent disability or retirement at or after attainment of age 65. With regard to death or permanent disability any incentive compensation award payable to the Covered Executive or his or her estate shall be paid as soon as practicable after the Covered Executive’s Early Termination Event.  Such payment shall be prorated for the time the Covered Executive worked and shall be paid as if the Company achieved target performance for Company Performance Goals for the Plan Year.
In the case of retirement at or after attainment of age 65, any incentive compensation award payable to the Covered Executive shall be paid as soon as practicable after the end of the Plan Year based on actual results.  Such payment shall be prorated for the time the Covered Executive worked.

Subject to any additional terms contained in a written agreement between the Covered Executive and the Company, the payment of an incentive compensation award to a Covered Executive with respect to a Plan Year shall be conditioned upon the Covered Executive’s employment by the Company on the incentive award payment date. If a Covered Executive was not employed for an entire Plan Year, the Committee may pro rate the incentive payment based on the number of days the Covered Executive was employed during such period.  Aside from an Early Termination Event or a written agreement as set forth herein, if the Covered Executive voluntarily or involuntarily terminates employment prior to the date that the payment of the incentive compensation award is made, no payment shall be due to the Covered Executive for the applicable Plan Year.
Administration:
The Committee shall have the sole discretion and authority to administer and interpret the Plan.

The Committee shall monitor for accuracy the performance reporting and determine the amount of a Covered Executive’s award, if any, under the Plan. Responsibility for the administration of the Plan has been delegated by the Company’s Board to the Committee which has sole discretion to interpret the terms of the Plan. The Committee shall also be empowered to make any and all of the determinations not herein specifically authorized which may be necessary or desirable for the effective administration of the Plan.  The Committee shall have the power, in its sole discretion, to adjust or revise the Company or individual performance goals (described below) or otherwise determine the extent to which the performance goals have been met in the case of unusual or extraordinary corporate or market events, the consequences of which materially alter or result in the performance metrics or level of achievement inconsistent with the original intent of the Committee at the time the performance goals were established. The Committee may assign certain responsibilities to the CEO as its delegee. However, in no circumstance may the CEO make decisions regarding his or her own compensation under the Plan.

Notwithstanding any provision to the contrary contained in the Plan, no incentive compensation award is earned until paid, and the Committee, may withhold (as not earned) or adjust any incentive compensation award in its sole discretion as it deems appropriate and will notify the Covered Executive of any decision to withhold or adjust a Covered Executive’s incentive compensation award. Any decision or interpretation of any provision of the Plan adopted by the Committee shall be final and conclusive.

Additional Eligibility Criteria:
The Committee has established certain eligibility criteria for participation in the Plan aside from position.
Covered Executives are subject to the Company’s Code of Ethics (the “Code”). Any violation of the Code or any other policy of the Company, or any breach by the Covered Executive of the provisions of the Plan, as determined by the Committee in its sole discretion, may result in a reduction of or ineligibility from payments under the Plan and disciplinary action up to and including termination.
Any incentive compensation award made pursuant to the Plan may not be subject to assignment, pledge or other disposition, nor shall such amounts be subject to garnishment, attachment, transfer by operation of law, or any legal process. Nothing contained in the Plan shall affect an employee’s at-will status or confer upon any employee any right to continued employment or to receive or continue to receive any rate of pay or other compensation, nor does the Plan affect the right of the Company to terminate a Covered Executive’s employment. Participation in the Plan does not confer rights to participation in other Company programs or plans, including annual or long-term incentive plans or non-qualified retirement or deferred compensation plans.

Modification and Termination of the Plan:
The Plan may be modified, changed, or terminated at any time by the Committee in its sole discretion.  In the event of a modification, change, or termination of the Plan, the Committee shall cause written notice to be provided to the Covered Executives as soon as reasonably practicable.  In the event the Plan is terminated, a Covered Executive shall continue to be eligible for incentive compensation awards for the Plan Year prorated through the Plan’s termination date, unless the Committee determines in its discretion that no incentive compensation should be paid for a given Plan Year. Any incentive compensation awards shall be calculated through the date of the Plan termination on such basis as the Committee deems appropriate in its discretion and will be payable as soon as practicable after the termination of the Plan but in no event later than March 15th following the end of the Plan Year in which the termination occurs.
Governing Law and Venue:
The interpretation and enforcement of the Plan shall be governed by the laws of the state of New York. Any action shall be brought in a court within the state of New York. The Plan, and any payments thereunder, shall not be subject to the Employee Retirement Income Security Act.
Applicability of Laws and Regulations and Company Policies:
All incentive compensation awards made pursuant to the Plan are subject to any condition, limitation or prohibition under any applicable Federal, State, or local law or regulatory policy to which the Company is subject and any internal Company policies.
Each Covered Executive, while employed by the Company and in the conduct of his or her duties as an employee, shall not expose the Company to any unreasonable or unnecessary risk. All incentive compensation awards under the Plan are subject to the terms of the Company’s Clawback Policy with respect to incentive compensation or similar policy as such may be in effect from time to time, as well as any similar provisions of applicable federal law or regulation and any applicable listing standard of the national securities exchange on which the Company’s common stock is listed, which could in certain circumstances require repayment of an incentive compensation award or portion thereof.
In the event one or more of the provisions of the Plan shall for any reason be held to be illegal or unenforceable, the remaining provisions of the Plan shall remain in full force and effect.
Section 409A Compliance:
The Company intends that the Plan and payments hereunder will be exempt from, or otherwise comply with, the requirements of Section 409A of the Internal Revenue Code (the “Code”) and shall be operated and interpreted consistent with that intent. Notwithstanding the foregoing, the Company makes no representation that the Plan complies with Section 409A of the Code and shall have no liability to any Covered Executive for any failure to comply with Section 409A of the Code.
Basis of Incentive Compensation Awards:
The Plan is a cash award plan. Covered Executives may receive an incentive compensation award under the Plan based on the attainment of one or more performance objectives established by the Committee on an annual basis.  The performance metrics relate to financial and operational metrics of the Company or any of its subsidiaries (the “Company Performance Goals”) and may include an individual performance component.  Annually, the Committee shall establish a target incentive compensation award for each Covered Executive for the Plan Year.  For each Covered Executive the Committee shall have the authority to apportion the target award so that a portion of the target award shall be tied to attainment of the Company Performance Goals and a portion of the target awards may be tied to the attainment of individual performance goals.  Each Covered Executive’s incentive compensation award is based on an incentive target, expressed as a percentage of base earnings. Base earnings are defined as base salary and wages payable by the Company, prior to pre-tax deductions for contributions to qualified or non-qualified benefit plans or arrangements, and excluding bonuses, incentives, and overtime pay.

Plan Overview:
The Plan is based on a balanced scorecard which includes Company Performance Goals and may include an individual component. The Committee approves the components of the Plan at the beginning of each Plan Year. The annual balanced scorecard and potential payouts are to be established by the Committee no later than the first ninety (90) days of the applicable Plan Year.

Incentive Targets
Each Covered Executive is assigned an incentive target, calculated using the Covered Executive’s approved incentive opportunity and base earnings. The actual payout may be greater or less than the incentive target depending on the level of achievement of each performance metric.

Performance Metrics and Weightings
The balanced scorecard may include Company Performance Goals and individual components at the discretion of the Committee. Each of the Company Performance Goals includes defined performance metrics, weightings and goals which determine the amount earned for corporate performance.  Individual goals may be determined in the same manner or determined solely through a qualitative assessment.

1. Goals may be financial, operational, or non-financial, and may be evaluated on a quantitative or qualitative basis.

2. Each performance metric is assigned a weighting (i.e., a percentage of the total award so that all metrics equal 100%).

3. Each Company Performance Goal will be assigned three performance levels, which earn the following payouts based on the level of actual achievement: Threshold (50% of the target incentive), Target (100% of target incentive) and Maximum (150% of the target incentive). Amounts below threshold earn a $0 payout. In no event may a Covered Executive earn more than 150%. Straight-line interpolation is used between performance levels to reward incremental achievement of Company Performance Goals. Company Performance Goals may be established at target-level performance only if it is impractical to establish a range of performance outcomes.

4. Each individual goal may be assigned performance levels in the manner stated in #3 above.  Alternatively, goals may be established and measured through qualitative assessment of performance to make a determination regarding the level of results achieved (0% to 150% of target).
Award Payouts
The amount of any incentive compensation earned by each Covered Executive is determined based on the (A) Covered Executive’s incentive target, (B) the weighting of each performance metric, and (C) the amount earned for each performance metric based on actual performance.
Corporate Performance Goals
Annually, the Committee will establish the Company Performance Goals.  Company Performance Goals may include financial, operational, and non-financial metrics. The Corporate Performance Goals and weightings may differ from Covered Executive to Covered Executive.

Calculation of Corporate Performance Goals
Each performance metric will be defined at the beginning of each applicable performance period.  The Committee will have sole discretion to further determine element(s) that will be included in or excluded from the calculation of any Company Performance Goal.  For example, nonrecurring items may be excluded in the calculation if they are in the best interest of stockholders or more accurately reflect the performance of the Company.
Payment of Awards:
An incentive compensation award under the Plan will be calculated and paid in cash unless the Committee deems appropriate to pay in other form of compensation, on an annual basis. No incentive compensation shall be paid to Covered Executives unless and until the Committee makes a determination with respect to the attainment of the performance targets for all performance goals. Payment of any incentive compensation award, less deferrals and applicable federal, state and local taxes, will be made as soon as practicable following the end of the Plan Year, but in no event before certification of the Committee or later than March 15th following the end of the Plan Year.

Adopted and Approved by the Compensation Committee:
December 16, 2025